Exhibit 10.29

Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, OH 43215
hexionchem.com

September 21, 2007

Ms. Judith Sonnett

Dear Judy,

To further our conversation, I am pleased to extend our promotional offer to the position of Executive Vice President, Human Resources for Hexion Specialty Chemicals, Inc.

Attached is a summary of the terms of the offer. The position is located at our Columbus, Ohio headquarters and will report directly to me. The effective date of your new position will be September 10, 2007.

Please acknowledge acceptance of this offer by signing in the space provided on the second page and returning it to me in the envelope provided. This offer letter contains all of the terms and conditions of your employment, no others are authorized and you acknowledge that you are not relying on any other terms or conditions.

Judy, I look forward to your once again becoming a member of the Hexion Specialty Chemicals, Inc., Senior Leadership Team and believe you will continue to play a key role in building value toward our future success. If you have any immediate questions, please give me a call.

Sincerely,

/s/ Craig O. Morrison

Craig O. Morrison

President and Chief Executive Officer

Hexion Specialty Chemicals, Inc.

HEXION SPECIALTY CHEMICALS, INC.

SUMMARY OF TERMS OF EMPLOYMENT

FOR: Judith Sonnett

Position:	Executive Vice President, Human Resources

Effective Date:	September 10, 2007

Base Salary:	$ 340,000 per year

Annual Incentive:	Based on your new position and salary, you will continue to be eligible to participate in the 2007 Hexion Incentive Plan with a new incentive award target of 60% of your annual base salary effective September 1. The maximum payout of the plan is 200% of your target award. The incentive is based on the company achieving our financial objectives as well as team and individual incentive goals. Based on the plan requirements, the calculation for ICP will be prorated as follows: the first 8 months of the year will be calculated based on your pay and ICP target prior to assuming your new position and the remaining 4 months will be calculated based on your new rate of pay and ICP target.

Long Term Incentive:	You will be nominated in October 2007 for an award in the new Hexion Long Term Incentive Plan. Your award allows you to participate in the value creation of Hexion Specialty Chemicals, Inc. You will be nominated for an award of 3,000 Restricted Stock Units (RSUs) and 9,000 stock options, which is commensurate with other Executive Vice Presidents at your level within the organization. Gayle Brocksmith, Vice President of Global Compensation is your primary resource for explaining the Long Term Incentive Plan in greater detail.

Benefits:	Your participation in the Hexion benefit programs will remain unchanged.

Company Agreements:	Enclosed is a Non-Disclosure, Fair Competition, and Inventions Agreement that is required to be read, understood and signed by you. Compliance with The Hexion Specialty Chemicals, Inc. Code of Business Ethics and the Antitrust Compliance Manual is a condition of employment.

Terms of Plans:	Some of the above are highlights of various plans or programs, and all are subject to the terms of the actual plans and programs.

“AT WILL” Statement:	This offer of employment is for an “AT WILL” position, which means that either you or the Company can end this relationship at any time.

OFFER ACCEPTED:

/s/ Judith A. Sonnett	10/17/07
Judith Sonnett	Date